Exhibit 99.2

The Hudson River Pier
115 River Road
Edgewater, NJ 07020

December 13, 2004

Mr. Dennis Meekins
Managing Director — Listing Qualifications
American Stock Exchange
86 Trinity Place
New York, NY 10006

Dear Mr. Meekins:

     I am writing in response to your letter to Charles Blue, dated December 9, 2004.

     As I informed you in our telephone conversation Friday, we cannot provide you with a definitive conclusion date for the investigation being conducted on behalf of the Audit Committee of Hanover Direct. We understand that the Audit Committee may receive at least a preliminary report by mid-January, 2005. Of course, the Company cannot predict the outcome of that report or any additional adjustments to its financial statements which may be necessitated. However, the Company intends to file its report, a Quarterly Report on Form 10-Q for the third quarter ended September 25, 2004, as promptly as practicable following the conclusion of the investigation.

     We remain ready and willing to provide the staff of the American Stock Exchange with our internal financial information concerning the results of our recent operations indicating the progress we have made under the Plan of Compliance previously provided to, and accepted by, the Exchange.

Very truly yours,

Wayne P. Garten

WPG:mh